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                                                                    Exhibit 10.5

                                QIC HOLDING CORP.

                         2001 MANAGEMENT INCENTIVE PLAN


PLAN OBJECTIVES

Quinton's future depends upon building and maintaining a high-performance culture. We want our employees to be actively engaged in seeking customer-focused solutions to grow the business and boost profitability.

All participating managers make decisions that affect Quinton's revenues, costs, and use of assets. The Management Incentive Plan endeavors to encourage your commitment to think and act like owners of the business -- and take a direct stake in that success. The objectives include.

            *     Encouraging focus on specific performance objectives.
            * Rewarding participants annually based on overall Company performance.
            *     Sharing in Quinton's financial success.

SCOPE & ELIGIBILITY

The Quinton Management Incentive Plan is available to Quinton management employees, subject to certain eligibility requirements and qualifications.

Regular, full-time members of management and those working part-time holding a position with significant management responsibility are eligible to participate in the Plan, if actively employed by June 30th and if actively employed through December 31st of the Plan Year.

Eligible participants may be deemed actively employed for purposes of this Plan if as of December 31st the participant is on an approved leave of absence, retires during the Plan Year after attaining age 55 and ten years of service, or deceased during the Plan Year.

Sales Management employees participating in a commission or sales bonus plan are excluded from participation in this Plan.

POLICY

The Management Incentive Plan is adopted and effective January 1, 2001.

The Plan Year for the Management Incentive Plan is the calendar year.

The Plan is a cash only incentive compensation plan. The amount of cash incentive available for distribution in any given year is entirely discretionary, and subject to achievement of certain profitability goals.

The Plan is designed to encourage active participation in attainment of Company goals. While the Plan assumes that achieving operating profit is the primary measure of attainment, it also recognizes that participants in this Plan contribute to profit by super or performance in the design, production and delivery of quality products within planned schedules, and through controlling expenses.
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PLAN NOT A CONTRACT

The Quinton Management Incentive Plan is not intended to create any contractual rights between any employee and the Company. The Company reserves the right to declare any employee ineligible for a distribution under the Plan at any time. Such disqualification, for example, may be for reasons of poor performance. The Plan is entirely discretionary, both with respect to participants who receive a benefit under this Plan and as to the total amount available for distribution among eligible participants.

INCENTIVE PLAN CRITERIA & PROCEDURE

During the calendar year ending December 31, 2001, in each fiscal quarter that EBITDA exceeds zero ($0.00) the Company will record an accrual for the Management Incentive Plan. For each applicable quarter, the amount accrued for incentives may be up to twenty percent (20%) of the net positive EBITDA for the quarter. EBITDA is defined as EBIT plus depreciation, amortization of intangible assets and amortization of deferred stock compensation expenses for purposes of computing quarterly bonuses. EBITDA will be computed prior to the inclusion of any amounts accrued for the Management Incentive Plan.

Incentive payments, if any, will be paid in 2002, after the conclusion of the audit of financial statements for the year ending December 31, 2001. The audited financial statements will be used to determine that the total of the quarterly amounts agrees with the annual profit or loss and to assure the reasonableness of any quarterly EBITDA amount used in computing accrued bonuses. If the audit is not completed by March 31, 2002, however, the incentive, if any, will be paid during the following month.

Any Management Incentive Plan bonus distributions shall be subject to approval by the Board of Directors.

The total amount available for distribution among eligible participants shall be allocated to each Department Head as a percentage of the Basic Earnings of all eligible participants within the Department Basic Earnings consist of salary paid during the Plan Year (including, holding, vacation and sick leave pay), but excludes other premium or bonus payments or payments received under any disability or worker's compensation plan.

The specific dollar amount of cash incentive allocated to each eligible participant shall be based on the recommendation of the Department Head and approved by the President. Each recommendation will be based on an assessment of the participant's individual contribution toward the attainment of Company goals.